Exhibit 10_1

BioCryst Pharmaceuticals, Inc.

Annual Incentive Plan

Communication Summary for Participants

Effective March 9, 2012

BioCryst Pharmaceuticals, Inc. Annual Incentive Plan

Effective March 9, 2012

Plan Summary

Objective

The BioCryst Pharmaceuticals Annual Incentive Plan (AIP) is designed to provide senior leaders with an incentive to achieve critical Company objectives and to perform on an individual basis. The AIP offers Executive Directors and above an opportunity to share in the Company’s success on an annual basis.

Overview

As a participant in the AIP, you are eligible to receive an annual incentive award based on two performance components:

•	BioCryst’s performance relative to annual business objectives established for the plan year.

•

Your individual performance during the plan year, defined as the degree to which you achieve your individual objectives and carry out ongoing responsibilities, and the competencies (behaviors/skills) you exhibit as you work toward the achievement of results.

Your award opportunity is expressed as an annual incentive range, which is stated as a percentage of your base salary. Your incentive range includes a minimum, a target, and a maximum. Incentive targets are established based on competitive practice and vary by organizational level. Based on BioCryst’s actual performance and your performance, your actual incentive award in any given year may vary from $0 (0% of base salary) to a maximum incentive opportunity established for your organizational level.

Awards are typically paid during mid-March in the year following the completion of the plan year. Participants must be employed by BioCryst on the date of payout to eligible to receive an award. Awards may be paid in cash or in shares of the Company’s stock issued under the Company’s Stock Incentive Plan, at the discretion of the Company’s Compensation Committee. To the extent that an award is paid in shares of Company stock, the number of shares will be determined by dividing the value of the award being paid in stock by the closing price of the stock on the grant date. For example, if $20,000 of a bonus were paid in stock and the stock price were $5 per share, then 4,000 shares would be issued.

Annual Incentive Opportunity

At the beginning of each plan year, eligible employees are notified of their participation in the new plan year and the annual incentive range based on their position’s assigned organizational level. Annual incentive targets and ranges vary by organizational level and are expressed as a percentage of base salary. (An individual’s base salary as of the end of the plan year is used for calculation purposes.) A range includes a minimum (0%), a target, and a maximum.

Performance Components and Measures

Annual incentive awards are based on two performance components: BioCryst’s Performance and Individual Performance. The following provides further details so that you can understand how the Plan works.

Company Performance Component

At the beginning of the plan year, BioCryst establishes a set of critical performance objectives that the Company must strive to achieve during the year. These objectives represent BioCryst’s goals and reflect the Company’s top priorities for the plan year. The objectives typically vary from year-to-year and focus on research milestones and outcomes, clinical development milestones, organizational processes, financial targets, and other short-term objectives and initiatives. The objectives are reviewed and approved by BioCryst’s Board of Directors.

At the completion of the plan year, BioCryst’s performance is assessed against the established business objectives for the plan year. This assessment is based on the extent to which BioCryst’s annual objectives are achieved – either meeting objectives, partially meeting objectives, exceeding objectives, or not meeting objectives. This assessment serves as a basis for the determining the annual incentive pool available for eligible plan participants.

If BioCryst meets all its objectives, the pool is roughly equal to the sum of the individual targets for the eligible participants in the Plan. As a simplistic example, if there were ten participants in the AIP who all have a base salary of $100,000 and a target of 25%, the annual incentive pool if the Company met all its objectives would be roughly $250,000 ( $100,000 x .25 x 10 ). This pool may be adjusted upward or downward based on actual Company performance during the plan year.

Individual Performance Component

As a participant, your annual incentive is determined based on your overall performance during the plan year: the degree to which you achieve your annual objectives and carry out your ongoing responsibilities, and the competencies (behaviors/skills) you exhibit in the process of achieving results. This year-end assessment is captured in your Performance Plan for the year as a part of BioCryst’s Performance Management Program.

The individual incentive target is only relevant when BioCryst achieves all of its objectives. For a year in which the Company does achieve all its objectives, an employee who is rated as a “strong performer” would be eligible to receive an award at or close to target. Under BioCryst’s Performance Management Program, a “strong performer” is defined as:

•	Achieved all individual objectives

•	Most competencies are strong

•	Fully meets all defined performance expectations of position

•	Consistently carries out ongoing responsibilities as defined by role

•	Strong contributions consistently made during the year

•	Solid performer, someone you can always count on

Incentive Award Calculation

Once the overall annual incentive pool is determined, the individual incentive targets are adjusted based on actual Company performance for the plan year. Individual incentive awards are determined based on the adjusted incentive targets and individual performance.

Incentive awards will vary relative to the incentive ranges, with differentiation based on individual performance. In all cases the approved incentive pool must be maintained. In addition, the individual maximums (expressed as a percentage of base salary) always represent the maximum incentive possible.

Annual incentive awards are typically paid by March 15 of the year following the completion of the plan year and, whether they are paid in cash or stock, are subject to applicable tax withholding based on the current tax laws at the time of distribution.

Illustration

To illustrate, assume an individual’s annual incentive range is: 0% (minimum), 25% (target) and 30% (maximum). If, based on BioCryst’s performance, the annual incentive pool is determined to be 75% of the target incentive pool, then the individual’s target is adjusted accordingly to 18.75% ( 25% x .75 ) for the plan year. In order for the employee to receive an incentive at roughly 18-19%, he or she would need to be assessed as a “strong performer” under the Performance Management Program. The maximum incentive possible remains at 30%.

Incentive Restrictions

The Plan has two “safety nets” that prevent BioCryst from paying out incentive awards if specific performance levels are not achieved:

Company Performance:  For each plan year, the Board establishes both a minimum company performance level and a threshold company performance level. The minimum is the level below which the company component would be paid at 0%, but an award would still be possible based on individual performance. The threshold represents the performance level that must be achieved for any annual incentive payouts to occur, regardless of individual performance. This threshold protects the company from paying out awards in a year in which BioCryst’s results are poor. This threshold is set below the minimum level. It is at the Board’s discretion to decide the minimum and threshold, and they typically vary from year to year.

Individual Performance:  No annual incentive is paid for any individual who performs poorly and is assessed as a “weak performer,” regardless of whether the individual is placed on a Performance Improvement Plan or not. If such an employee subsequently improves his or her performance, the employee will become eligible for an incentive in the following plan year.

Administrative Information

Plan Participation

BioCryst Pharmaceuticals employees whose positions are assigned to organizational levels 1, 2 and 3 (Executive Director and above) are eligible to participate in the BioCryst Annual Incentive Plan.

New eligible employees hired on November 1 through the end of the plan year will wait until the next plan year to participate. New eligible employees who join BioCryst prior to November 1 are eligible for a pro rata incentive award based on the time period the employee was employed by BioCryst during the year. Such prorated calculations are made based on whole months (month is counted in calculation if new hire date is the 15th or earlier).

Changes in Employment

If you separate from BioCryst during the plan year due to death, retirement, or permanent disability, you are eligible to receive a pro rata award based on your base salary on the date of separation during the plan year which you were considered an active employee and the number of whole months actively worked. If you voluntarily or involuntarily terminate employment with BioCryst before the annual incentive awards are paid, you will forfeit all incentive award opportunities, regardless of individual and Company performance during the plan year.

Promotions and Demotions

If an eligible employee is promoted or demoted and the change in position results in a change in organizational level, BioCryst will calculate the employee’s incentive based on the annual incentive ranges in the old and new positions. This pro rata calculation rounds to the number of full months in each position.

Questions and Answers

Question: Will BioCryst’s Company performance objectives change from year-to-year?

Answer: Most likely. Because the Annual Incentive Plan is a short-term plan, it focuses on the achievement of business and individual objectives for a specific plan year. Although the same financial measure, performance measure or milestone may be used from year-to-year, performance objectives and achievements will be established and assessed for the specific plan year.

Question:  Will BioCryst establish an annual incentive pool for every plan year?

Answer:  The annual incentive pool is determined based on BioCryst’s performance during the year and the extent to which Company objectives are achieved. If BioCryst does not achieve its objectives and performance thresholds are not attained, no pool will be established and no annual incentive awards will be earned. Conversely, if BioCryst exceeds performance expectations, the pool will be set at a level above the target incentive pool. In all cases, the distribution of any incentive pool is based on the performance of the individuals participating in the AIP.

BioCryst’s Board of Directors also reserves the right not to establish an incentive pool or to reduce the pool if the financial health of the Company is in jeopardy, regardless of performance during a plan year.

Question:  Will I have to pay taxes on my annual incentive award?

Answer:  After the completion of a plan year, awards are then determined based on the extent to which BioCryst met its objectives and based on your performance during the year. If you are eligible for an award, your award will be paid and will be subject to applicable withholding taxes based on the current tax laws at the time of distribution.

Question:  Am I eligible for an annual incentive award if my performance warrants being placed on a Performance Improvement Plan?

Answer:  No annual incentive is paid for any individual who performs poorly and is assessed as a “weak performer,” regardless of whether the individual is placed on a Performance Improvement Plan or not. If such an employee subsequently improves his or her performance, the employee will become eligible for an incentive in the following plan year.

Question:  If I leave BioCryst before awards are paid, am I entitled to receive a portion of the Annual Incentive Award?

Answer:  If you voluntarily or involuntarily leave the Company before payment of the award, you will forfeit your entire annual incentive award. If, however, you leave the Company due to other circumstances, different rules may apply (see above).

Question:  What happens if I am on a leave of absence during the plan year?

Answer:  Awards are prorated based on the time actively worked and time spent on a paid leave of absence. Any period of time on an unpaid leave of absence will not be counted and the award will be prorated accordingly.

A Final Word

This Plan Summary describes the provisions of the BioCryst Pharmaceuticals, Inc. Annual Incentive Plan. BioCryst Pharmaceuticals has the full right to amend, suspend or terminate the plan at any time. The Compensation Committee of the Board has the right to interpret, modify or adjust any Plan provision. Enrollment in this plan is not a guarantee of employment.

For illustration purposes, a hypothetical employee and award have been used in this plan summary. Actual awards, if any, will be determined by the performance of BioCryst Pharmaceuticals and the individual participant.

		Annual Incentive Range

Annual Incentive Plan Eligible Levels
	Position Titles	Minimum	Target	Maximum

1	CEO	0%	50%	75%

2	SVP and VP	0%	30%	36%

3	Executive Director	0%	25%	30%